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Exhibit 5.1

October 24, 2007

SCBT Financial Corporation
520 Gervais Street
Columbia, SC 29201

Ladies and Gentlemen:

        We have acted as counsel to SCBT Financial Corporation (the "Company") in connection with the filing of a registration statement on Form S-4 (the "Registration Statement") by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), relating to the registration of 939,372 shares (the "Shares") of the Company's common stock, par value $2.50 per share, to be exchanged for shares of common stock of TSB Financial Corporation in connection with the Agreement and Plan of Merger by and between the Company and TSB Financial Corporation dated as of August 29, 2007, as amended by the Amendment to Agreement and Plan of Merger dated as of September 28, 2007 by and between the Company and TSB Financial Corporation (as amended, the "Merger Agreement"). This opinion letter is furnished pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K under the Act.

        We have examined corporate records, certificates of public officials, and other documents and records as we have deemed necessary for purposes of this opinion letter. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

        Based upon such examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Act and the Securities Exchange Act of 1934, and compliance with the applicable provisions of the securities or "blue sky" laws of the various states, the Shares, when certificates therefor have been duly executed, countersigned, registered, issued and delivered by the proper officers of the Company in accordance with the terms of the Registration Statement and the Merger Agreement, will be duly and validly issued, fully paid, and nonassessable.

        We hereby consent to the reference to our firm in the Registration Statement under the heading "Legal Matters" and to the filing of this opinion letter as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

        The opinion expressed herein is limited to the laws of the State of South Carolina, and no opinion is expressed as to the effect of the laws of any other jurisdiction.

Very truly yours,
McNAIR LAW FIRM, P.A.
By:	/s/ JOHN W. CURRIE A member of the Firm

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  Exhibit 5.1